Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, 333-115984, 333-143807, 333-143808, 333-151745, 333-160084, 333-160087, 333-160088, 333-176609, 333-183066, 333-183067, 333-189926, 333-195851, 333-209074, and 333-212889) on Form S-8 and (Nos. 333-161277, 333-163221, 333-189534, 333-195852, 333-203807, 333-206513, 333-208135, 333-208890, 333-209749, 333-209941, 333-215640, 333-221008, 333-221465, and 333-222670) on Form S-3 of Agenus Inc. of our reports dated March 16, 2018, with respect to the consolidated balance sheets of Agenus Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 Annual Report on Form 10-K of Agenus Inc.

The audit report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

March 16, 2018